UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 11, 2006
UCBH Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-24947	94-3072450

(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Montgomery Street San Francisco, California	94111

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (415) 315-2800
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS.
     On April 17, 2006, UCBH Holdings, Inc. (the “Company”) filed a proxy statement with the Securities and Exchange Commission relating to its 2006 Annual Meeting of Stockholders to be held on May 18, 2006. In the proxy statement, the Company submitted a proposal to approve the Amended and Restated UCBH Holdings, Inc. 2006 Equity Incentive Plan (the “Plan”).
     In response to external feedback, the Company reaffirms its longstanding policy that it will not reduce the exercise price of an option, amend or cancel an option for the purpose of repricing, replacing or regranting the option with a reduced exercise price, or buy out an option previously granted for cash or other consideration without the prior approval of the Company’s stockholders.
     In awarding stock-based compensation, the Company supports appropriate steps to control its equity “burn rate.” To calculate the Company’s equity burn rate percentage, the sum of the total number of shares represented by stock options granted in a fiscal year, plus two times the total number of shares of restricted stock or other stock awards awarded in that year, is divided by the gross number of shares outstanding at the end of that year.
     In connection with the Plan amendment, the Company commits to maintain an average annual equity burn rate over the next three fiscal years (2006-2008) not exceeding 2.46% per year. This burn rate corresponds to the current mean plus one standard deviation of the Standard & Poor’s Global Industry Classification Standards peer group pertinent to UCBH Holdings, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UCBH HOLDINGS, INC.
Date: May 11, 2006	By:	/s/ Jonathan H. Downing
Jonathan H. Downing
Executive Vice President Director of Corporate Development and Investor Relations